SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2012

GENPACT LIMITED

(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-33626 (Commission File Number)	98-0533350 (IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street Hamilton HM12, Bermuda (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2012, Genpact Limited, a Bermuda company (“Genpact”) announced, in a press release furnished on a Form 8-K filed on August 1, 2012, that its board of directors (the “Board”) intends to declare a special dividend in the amount of $2.24 per share in cash, for an aggregate of approximately $500 million, to Genpact common shareholders, subject to the receipt of financing on satisfactory terms (the “Special Dividend”). It is anticipated that the record date and payment date for the Special Dividend will be established by the end of August and that the Special Dividend will be paid prior to September 30, 2012.

Also on August 1, 2012, Genpact separately announced in a press release filed with this Form 8-K, that South Asia Private Investments (“Purchaser”), an affiliate of Bain Capital Investors, LLC (“Bain”), has entered into a Share Purchase Agreement with certain affiliates of General Atlantic LLC (such affiliates, “GA”) and of Oak Hill Capital Partners (such affiliates, “OH”), dated as of August 1, 2012, pursuant to which Purchaser has agreed to purchase approximately 68 million Genpact common shares from GA and OH at a price of $14.76 per share (the “Share Purchase”) after payment of the Special Dividend. The Share Purchase is conditioned on the receipt of appropriate antitrust clearances and other closing conditions, including the accuracy or performance of representations, warranties and covenants made by Purchaser and GA and OH and certain conditions relating to Genpact, including the lack of a material adverse effect with respect to Genpact and the accuracy of Genpact’s SEC filings and financial statements. The Share Purchase is also conditioned on the price of Genpact common shares not closing at $5.50 or less on any day prior to closing. The Share Purchase will close after declaration and payment of the Special Dividend. The total size of the Share Purchase is expected to be $1 billion, subject to reduction by not more than $300 million depending on the availability of financing secured by the Genpact common shares to be acquired. The financing is subject to customary conditions, including no material adverse event, no delisting or trading suspension, no change in control, and no expropriation event. The amount of financing available would be subject to reduction if the price of Genpact common shares is below $9.23 at the closing of the Share Purchase.

Genpact is not a party to the Share Purchase or the Share Purchase Agreement. In conjunction with the foregoing, Genpact has entered into a number of agreements with Purchaser, GA and OH.

Letter Agreement between Genpact and Purchaser

In order to permit the Share Purchase, Genpact has entered into a Letter Agreement (the “Purchaser Letter”), dated as of August 1, 2012, between Genpact and Purchaser, pursuant to which Genpact agrees to waive the standstill restrictions imposed on Purchaser by a non-disclosure agreement previously entered into between Genpact and Bain Capital Partners, LLC. Genpact makes certain other covenants with respect to the period between signing and the completion of the Share Purchase. In consideration for the waiver of its standstill restrictions and the other agreements by Genpact in the Purchaser Letter, Purchaser has agreed not to make specified amendments to the Share Purchase Agreement, including with respect to changes in price, timing and specified closing conditions, or to enter into any other agreements with GA and OH, in each case without the consent of Genpact. Genpact also has agreed to declare and pay the Special Dividend prior to September 30, 2012, subject to the receipt of financing on satisfactory terms.

The foregoing description of the Purchaser Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchaser Letter, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Letter Agreement between Genpact and GA and OH

In addition to the Purchaser Letter, Genpact has also entered into a Letter Agreement with GA and OH, dated as of August 1, 2012 (the “Seller Letter”).

Under the Seller Letter, Genpact makes the same covenants to GA and OH made to Purchaser under the Purchaser Letter and described above. In consideration for these covenants, GA and OH also agreed not to make specified amendments to the Share Purchase Agreement, including with respect to changes in price, timing and specified closing conditions, or to enter into any other agreements with the Purchaser. GA and OH further agreed to reimburse Genpact for certain out-of-pocket costs, fees and expenses incurred in connection with the Share Purchase in the amount of $17 million. Finally, under the Seller Letter, GA and OH have agreed that the Second Amended and Restated Shareholder Agreement between Genpact and GA and OH, dated as of June 6, 2011, will be terminated as of the closing of the Share Purchase. GA and OH have agreed in the Seller Letter to continue to vote for the directors nominated by the Genpact Board while they continue to own Genpact common shares and are restricted from distributing shares to their limited partners for 90 days following the consummation of the Share Purchase.

The foregoing description of the Seller Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Seller Letter, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Shareholder Agreement between Genpact and Purchaser

Genpact and Purchaser have also entered into a Shareholder Agreement which will become effective upon the closing of the Share Purchase. The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to standstill and transfer restrictions as well as certain other matters.

Pursuant to the Shareholder Agreement, Purchaser will be entitled to nominate four Genpact directors as long as it holds at least 27% of Genpact’s common shares. If Purchaser’s ownership falls below 27%, Purchaser will be entitled to Board representation that is proportionate to its ownership percentage, until such time as Purchaser’s ownership stake falls below 7.5%. So long as Purchaser has Board representation it will be entitled to committee representation proportionate to its ownership percentage and will vote in favor of all directors nominated by the Board’s nominating committee.

Until one year after the date Purchaser’s ownership falls below 7.5%, Purchaser will be subject to standstill restrictions under which it, among other things, will be prohibited from buying additional shares, engaging in takeover proposals or proxy contests, forming groups under Section 13 of the Securities Exchange Act of 1934 and taking other similar actions. The standstill restrictions are subject to certain exceptions, including an allowance for Purchaser to acquire additional shares up to a 5% cap, so long as its ownership percentage does not exceed 40% following such purchase and the total ownership percentage of Purchaser, GA and OH and their affiliates does not exceed 45%. In addition, certain standstill restrictions will be suspended if Genpact agrees to a strategic transaction, and Purchaser may participate in any Genpact-initiated sale process on substantially the same basis generally applicable to other participants in such process. Purchaser will have preemptive rights to participate ratably in any equity issuance for cash (subject to certain exceptions). The standstill is subject to the other exemptions set forth in the Shareholder Agreement.

Purchaser will be prohibited from transferring its shares for 30 months from the closing of the Share Purchase, except that Purchaser may sell shares, after eighteen months, in up to two public offerings if the volume weighted average price of Genpact common shares exceeds $30 for a 10-trading day measurement period prior to each such the offering. Purchaser will also be prohibited from transferring more than 10% of Genpact’s outstanding common shares in a single transaction and from making any transfer of Genpact common shares that would result in a person or group owning more than 10% of Genpact’s outstanding common shares. These transfer restrictions are subject to certain exceptions including transfers to certain of Purchaser’s affiliates.

Subject to certain conditions, including the transfer restrictions described above, the Shareholder Agreement grants Purchaser registration rights with respect to its Genpact common shares. Purchaser may demand that Genpact register shares of Genpact common stock held by Purchaser for resale in underwritten public offerings, subject to a limit of one “roadshow” offering every twelve months, provided that the anticipated aggregate offering price of any underwritten offering must exceed $150 million. Purchaser also has the right to resell Genpact common shares pursuant to a shelf registration statement or through the exercise of piggyback registration rights.

The foregoing description of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to 2007 Omnibus Plan and ESPPs

The Board has previously adopted, and Genpact’s shareholders have approved, the Genpact Limited 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”), Genpact Limited International Employee Stock Purchase Plan (the “International Plan”) and Genpact Limited U.S. Employee Stock Purchase Plan (the “U.S. Plan,” together with the International Plan, the “ESPPs”), each of which is administered by the Compensation Committee of the Board (the “Compensation Committee”). As a result of the Share Purchase, Purchaser may acquire beneficial ownership of 25% or more of the voting securities of Genpact and the Share Purchase would therefore constitute a “Change of Control” under the definition of “Change of Control” contained in the 2007 Omnibus Plan and the ESPPs. However, the Board has determined that the Share Purchase is not the type of transaction that should constitute a Change of Control (as defined under the applicable plan) for purposes of the 2007 Omnibus Plan and the ESPPs.

Therefore, the 2007 Omnibus Plan and the ESPPs will be amended to provide that (i) the Share Purchase will not constitute a Change of Control and (ii) solely with respect to Purchaser (or any of its affiliates or successors), the 25% thresholds in the definition of Change of Control under the 2007 Omnibus Plan and ESPPs will instead be 50% thresholds. Under the terms of the 2007 Omnibus Plan and the ESPPs, shareholder approval is not required for the foregoing amendments. The amendments to the 2007 Omnibus Plan and the ESPPs have been approved by the Board acting upon the recommendation of the Compensation Committee. Consents for the amendment to the 2007 Omnibus Plan will be obtained from certain employees of Genpact (including our named executive officers) who currently hold performance equity awards thereunder. Such consents will be obtained because the terms of the performance equity awards provide that the performance goals applicable to any such award will be deemed to have been attained upon a Change of Control.

The foregoing description of the amendments to the 2007 Omnibus Plan and the ESPPs does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment to the 2007 Omnibus Plan and the Amendments to the ESPPs, which are filed as Exhibit 10.4 and Exhibit 10.5 hereto and are incorporated herein by reference.

Treatment of Mr. Tyagarajan’s Equity Awards

Mr. N.V. Tyagarajan, Genpact’s president and chief executive officer, currently holds:

(1)	a restricted share unit award (granted in June 2011) in respect of 200,000 Genpact common shares (50,000 of which became vested on June 17, 2012);

(2)	two performance share awards (granted in June 2011 and March 2012), each providing for a maximum payment of 150,000 Genpact common shares and a target payment of 100,000 Genpact common shares, in each case, upon the attainment of applicable performance goals (none of which have become vested to date); and

(3)	an option (granted in June 2011) to purchase 250,000 Genpact common shares (62,500 of which became vested on June 17, 2012).

Each of Mr. Tyagarajan’s equity awards was granted to him under the 2007 Omnibus Plan and pursuant to Mr. Tyagarajan’s employment agreement with Genpact, dated June 15, 2011. As mentioned above, the Share Purchase would constitute a Change of Control under the definition of “Change of Control” contained in the 2007

Omnibus Plan, and it would also constitute a Change of Control under the terms of Mr. Tyagarajan’s equity award agreements (which incorporate the Change of Control definition contained in the 2007 Omnibus Plan). If the Share Purchase is treated as a Change of Control, there would be an accelerated vesting of Mr. Tyagarajan’s outstanding equity awards, the result of which would generally be that: (1) the restricted share unit award would vest and 150,000 Genpact common shares underlying such award (the unvested portion) would be issued within 5 days following such Change of Control, (2) the performance share awards would vest assuming attainment of performance goals at target level and 100,000 Genpact common shares underlying each such award (in other words, 200,000 Genpact common shares in total) would be issued within 5 days following such Change of Control and (3) options with respect to 187,500 Genpact common shares (the unvested portion) would vest as of the date of such Change of Control.

Because the Board has determined that the Share Purchase is not the type of transaction contemplated as a Change of Control for purposes of these arrangements, Mr. Tyagarajan and Genpact have entered into a letter agreement whereby they have agreed that, among other things:

•	The Share Purchase will not constitute a Change of Control for purposes of Mr. Tyagarajan’s outstanding equity awards;

•

Mr. Tyagarajan’s outstanding equity awards will not vest in connection with the Share Purchase and will instead continue to vest after the closing of the Share Purchase in accordance with the existing terms of the applicable equity award agreement, and such equity awards otherwise will remain subject to the terms and conditions of the applicable equity award;

•

In order to comply with the rules set forth under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Mr. Tyagarajan will be granted an additional 30,000 restricted share units (which will be adjusted to reflect the Special Dividend) as soon as practicable after, and subject to the occurrence of, the closing of the Share Purchase and such additional grant of restricted share units will be subject to the same terms and conditions as the restricted share units already granted to him, except that the additional restricted share units will vest on December 31, 2016 (instead of equally over each of the first four anniversaries of June 17, 2011, as contemplated in his June 2011 restricted share unit award) provided that Mr. Tyagarajan remains in employment or service with Genpact on such vesting date; and

•

Mr. Tyagarajan’s performance share awards will remain outstanding subject to their current terms (including applicable performance goals), which means that Mr. Tyagarajan will continue to have the opportunity to earn up to the maximum number of shares payable under the performance share awards upon attainment of the applicable performance goals on the applicable vesting date (in the case of each performance share award, the maximum number of shares payable is 150,000 shares, which is 150% of the target number of shares payable), instead of vesting in his award at target level (which would result in 100,000 shares becoming payable to him in respect of each performance share award) in connection with the Share Purchase.

In the event that the Share Purchase Agreement terminates and the Share Purchase is not consummated, the letter agreement, and all obligations thereunder, will be void and be of no further force or effect. Mr. Tyagarajan has also consented to the amendment of the 2007 Omnibus Plan described above in his letter agreement. The letter agreement with Mr. Tyagarajan has been approved by the Board acting upon the recommendation of the Compensation Committee.

The foregoing description of the letter agreement by and between Mr. Tyagarajan and Genpact does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.6 hereto and is incorporated herein by reference.

Extraordinary Dividend Adjustment

As described above, Genpact announced that it intends to pay the Special Dividend. Under the 2007 Omnibus Plan, in the event of an extraordinary cash dividend, the Compensation Committee has the authority to make adjustments that it deems to be appropriate or desirable to outstanding awards. Similarly, the Board has the authority to make adjustments to outstanding options granted pursuant to the terms of Genpact’s 2005 Stock Option Plan, 2006 Stock Option Plan and 2007 Stock Option Plan (collectively, the “Option Plans”). The Board has determined that the Special Dividend is an extraordinary dividend for the purposes of the 2007 Omnibus Plan and the Option Plans. Therefore, in connection with the payment of the Special Dividend, outstanding awards under the 2007 Omnibus Plan and the Option Plans will be adjusted as follows:

•

The shares subject to restricted share units and performance share awards under the 2007 Omnibus Plan will be increased proportionately using a ratio based on the share price before and after the Special Dividend (the “Adjustment Ratio”);

•

Options outstanding under either the 2007 Omnibus Plan and any Option Plan will be adjusted by proportionately by (1) reducing the exercise price of each option based on the Adjustment Ratio and (2) increasing the number of shares subject to each option by the Adjustment Ratio.

The adjustments have been approved by the Compensation Committee and the Board.

Item 8.01 Other Events.

The information regarding the issuance of the Special Dividend set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Letter Agreement between Genpact and South Asia Private Investments, dated as of August 1, 2012.

10.2	Letter Agreement between Genpact and General Atlantic and Oak Hill Capital Partners, dated as of August 1, 2012.

10.3	Shareholder Agreement between Genpact and South Asia Private Investments, dated as of August 1, 2012.

10.4	Amendment to Genpact Limited 2007 Omnibus Incentive Compensation Plan, dated as of August 1, 2012.

10.5	Amendment to Genpact Limited International Employee Stock Purchase Plan and Genpact Limited U.S. Employee Stock Purchase Plan, dated as of August 1, 2012.

10.6	Letter Agreement by and between Mr. N.V. Tyagarajan and Genpact, dated as of August 2, 2012.

99.1	Press Release of Genpact announcing Share Purchase, dated as of August 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

/s/ Heather D. White
Name:	Heather D. White
Title:	Vice President and Senior Legal Counsel

Dated: August 3, 2012

EXHIBIT INDEX

Each of the following exhibits is being filed electronically with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Letter Agreement between Genpact and South Asia Private Investments, dated as of August 1, 2012.

10.2	Letter Agreement between Genpact and General Atlantic and Oak Hill Capital Partners, dated as of August 1, 2012.

10.3	Shareholder Agreement between Genpact and South Asia Private Investments, dated as of August 1, 2012.

10.4	Amendment to Genpact Limited 2007 Omnibus Incentive Compensation Plan, dated as of August 1, 2012.

10.5	Amendment to Genpact Limited International Employee Stock Purchase Plan and Genpact Limited U.S. Employee Stock Purchase Plan, dated as of August 1, 2012.

10.6	Letter Agreement by and between Mr. N.V. Tyagarajan and Genpact, dated as of August 2, 2012.

99.1	Press Release of Genpact announcing Share Purchase, dated as of August 1, 2012.